                                                                    EXHIBIT 99.1


[BIRDS EYE LOGO]                                 Contact:  Bea Slizewski
                                                           Birds Eye Foods
                                                           585-264-3189


           BIRDS EYE FOODS ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS


ROCHESTER, NY, November 8, 2004...Birds Eye Foods, Inc., the nation's leader in frozen vegetables and a major processor of other food products, today reported its first quarter fiscal 2005 results.

     Net sales for the first quarter of fiscal 2005 were approximately $177.3 million, a decline of $12.4 million, as compared to $189.7 million in the first quarter of fiscal 2004. This decline reflects the volume impact of a price increase taken during the quarter on most product categories to mitigate the impact of industry wide cost increases in labor, raw materials and packaging. In addition to this pricing action, increased merchandising to support new and revitalized product offerings were the primary causes of the net sales decline.

     The Company's net income for the quarter decreased $3.1 million, as compared to the prior year. Net income was impacted by volume declines as well as continued investments in merchandising and advertising.

     Dennis M. Mullen, Birds Eye Foods chairman, president, and chief executive officer comments, "Consistent with others in our industry, we have experienced significantly higher product costs for some time. These cost increases prompted our recent pricing action. This action had a short-term volume impact in the first quarter." Mullen continued, "These cost increases, along with higher costs associated with certain crop shortages this summer, will continue throughout fiscal 2005. However, we expect that our pricing actions and the benefits of our continued marketing investments will strengthen future results. We also are confident that our recent acquisition of the C&W brand has increased our existing product portfolio. Overall, we are continuing to focus on the introduction of value-added products and innovative meal solutions targeted to meet the growing demands for convenient and healthy food products."

     Rochester-based Birds Eye Foods, with sales of approximately $900 million annually, processes fruits and vegetables in 14 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin', C & W, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's and Snyder of Berlin). Birds Eye Foods also produces many of these products for the store brands, food service and industrial markets.

NOTE: In conjunction with this release, investors will have the opportunity to listen to a conference call on November 10, 2004, at 3:30 p.m. eastern time over the Internet through PR Newswire's website. To listen to the live call, go to the Birds Eye Foods website: www.birdseyefoods.com [http://www.birdseyefoods.com] or www.prnewswire.com
[http://www.prnewswire.com]. Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on the Birds Eye Foods website until the second quarter conference call. Additional information regarding Birds Eye Foods' financial information for the three months ended September 25, 2004, including financial and other statistical information about Birds Eye Foods' results of operations or financial results for the quarter ended, is set forth in the Company's Form 10-Q Equivalent for the quarterly period ended September 25, 2004, which will be available at www.birdseyefoods.com [http://www.birdseyefoods.com] under Public Reporting in the Investor & News section - www.birdseyefoods.com/corp/investorsNews/publicReporting - prior to the conference call.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 26, 2004 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.

                              BIRDS EYE FOODS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)



(dollars in thousands)                                         Three Months Ended
                                                      ------------------------------------
                                                      September 25,           September 27,
                                                         2004                    2003
                                                      ------------            ------------
Net sales                                               $177,344                $189,667

Operating income                                        $  5,990                $ 14,912

Interest expense                                          (6,356)                (10,243)
                                                        --------                --------
Pretax (loss)/income from continuing operations             (366)                  4,669

Tax benefit/(provision)                                      146                  (1,869)
                                                        --------                --------
(Loss)/income before discontinued operations                (220)                  2,800

Discontinued operations, net of tax(a)                      --                        72
                                                        --------                --------
Net (loss)/income                                       $   (220)               $  2,872
                                                        ========                ========


(a) The Company has disposed of its Freshlike canned operation. The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of that business as a discontinued operation and is, therefore, excluded from continuing operations.